Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE INC. REPORTS RECORD REVENUES OF $299.7 MILLION

AND EARNINGS OF $0.27 PER SHARE

•	TECH FLEX REVENUE UP 7.8% SEQUENTIALLY AND 14.2% YEAR-OVER-YEAR

•	TOTAL FIRM REVENUES UP 5.6% SEQUENTIALLY AND 10.9% YEAR-OVER-YEAR

•	FIRM ANNOUNCES OPERATIONAL STREAMLINING EXPECTED TO IMPROVE EPS 3 TO 5 CENTS QUARTERLY

TAMPA, FL, OCTOBER 29, 2013 (Globe Newswire) – Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced results for its third quarter of 2013. Revenues for the quarter ended September 30, 2013 were $299.7 million compared to $283.7 million for the quarter ended June 30, 2013, an increase of 5.6%, and compared to $270.2 million for the quarter ended September 30, 2012, an increase of 10.9%. For the quarter ended September 30, 2013, Kforce reported net income of $9.0 million, or $0.27 per share, versus $6.9 million, or $0.21 per share, for the quarter ended June 30, 2013, an increase of 29.2% in net income and 28.6% in earnings per share. Net income and earnings per share for the third quarter of 2013 decreased 3.1% and increased 3.8%, respectively, versus net income of $9.3 million, or $0.26 per share, for the third quarter of 2012.

Additionally, during October 2013, the Firm commenced a plan to streamline its leadership and support structure to better align a higher percentage of roles closer to the customer. As a result of this realignment, the Firm is expected to incur one-time pre-tax charges related to severance, benefits and related costs in the range of $6 to $7 million during the fourth quarter. Additionally, the Firm expects these actions to improve quarterly earnings per share in the range of $0.03 to $0.05 per share from a reduction in Selling, General and Administrative expenses once all actions are complete.

David L. Dunkel, Chairman and Chief Executive Officer commented, “We are very pleased with our performance in the third quarter, as Kforce achieved record high quarterly revenues of $299.7 million and earnings per share of 27 cents driven by Tech Flex, our largest business segment, whose growth accelerated to 14.2% year-over-year. Given the many positive growth characteristics driving Tech Flex, we continue to invest in this service line. All of our businesses grew sequentially for the second consecutive quarter, driving year-over-year total revenue growth above 10%. The talent investments we have made are taking hold, demand is strong, and we expect an acceleration of year-over-year growth in Q4.”

Continued Mr. Dunkel, “We believe this new organizational design will provide improved accountability and will enable the Firm to move at an accelerated pace in our efforts to service our clients, consultants and core personnel. These changes, coupled with our excellent operating platform, should allow us to accelerate operating margin improvements and continue to fuel our revenue growth, allowing Kforce to more quickly achieve prior peak earnings levels.

As demonstrated by our Q3 ‘13 results and Q4 ‘13 guidance, we believe we are building meaningful momentum in a very positive operating environment for the Firm, particularly in Tech Flex. Technology demand remains strong as we continue to see a secular shift where our clients are increasingly utilizing staffing to meet their requirements, particularly in this highly project driven environment. We remain confident in our strategic direction and believe there are significant opportunities in a growing domestic professional staffing market as Kforce has only a three percent market share. Thank you to all of our employees and consultants for their hard work and dedication in striving to achieve the goals of the Firm.”

Joseph J. Liberatore, President, said, “I am excited about this New Era for Kforce, as we continue to strategically align our focus to better meet the needs of our customers. I believe that we have the opportunity to accelerate revenue growth by expanding within our existing clients and selectively adding new clients. We continue to evolve our processes and tools to simplify and improve how we do business with our clients and consultants. We believe this focus was critical to the widespread productivity gains of our associates at all tenure levels and was the key to our success in the quarter.”

Mr. Liberatore noted additional operational results for the third quarter include:

•	Flex revenue of $287.4 million in Q3 ‘13 increased 6.3% from $270.4 million in Q2 ‘13 and increased 11.5% from $257.8 million in Q3 ‘12.

•	Search revenues of $12.2 million in Q3 ‘13 decreased 8.0% from $13.3 million in Q2 ‘13 and decreased 1.0% from $12.4 million in Q3 ‘12.

•	Sequential increases in Flex revenues on a billing day basis by segment were: 7.8% for Tech, 3.5% for FA, 3.6% for HIM and 3.6% for Government Solutions.

•	Year-over-year increases in Flex revenues by segment were: 14.2% in Tech, 6.1% in FA, 8.4% in HIM, and a 6.3% Government Solutions.

•	Revenue-responsible headcount increased 21% year-over-year.

David M. Kelly, Chief Financial Officer, said, “Third quarter revenue and earnings represent historical highs for the Firm. As we look forward, we believe sustained revenue growth along with the operating leverage in our recently realigned operating platform and our significantly productive revenue responsible team will allow us to exceed prior peak operating margins more quickly.” Kforce is scheduled to present at the JPMC Business Services Conference, a Regulation FD compliant event, on November 13, 2013 at 10:45 am (ET) at which point management is expected to provide additional information on the realignment. Financial highlights for the third quarter include:

•	Flex gross profit increased 20 basis points to 29.6% in Q3 ‘13 from 29.4% in Q2 ‘13 and was flat as compared to Q2 ’12.

•	Selling, general and administrative expenses as a percentage of revenues was 26.5% in Q3 ‘13 as compared to 27.7% in Q2 ‘13 and 26.0% in Q3 ‘12.

•	In the third quarter of 2013, the Firm repurchased 0.3 million shares for $5.8 million; $63.3 million remains available for future repurchases under the Board authorization.

•	Bank debt under the Credit Facility increased to $53.4 million at the end of Q3 ‘13 as compared to $50.1 million at the end of Q2 ‘13, which was primarily attributable to the common stock repurchases.

Mr. Kelly stated, “In addition, looking forward to the fourth quarter of 2013, we expect revenues may be in the $300 million to $304 million range and earnings per share in the range of $0.27 to $0.29, excluding one-time charges related to the realignment. The fourth quarter of 2013 has 62 billing days, versus 64 days in the third quarter of 2013.

On Tuesday, October 29, 2013, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EDT, Tuesday, October 29, 2013 through November 12, 2013 by dialing (855) 859-2056, passcode 86990708.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until November 12, 2013.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,600 associates and approximately 11,400 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 62 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream, improve operating leverage and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012

Revenue by function:
Technology	$193,582	$180,569	$170,577

Finance & accounting	62,247	60,854	58,729

Health information management	19,696	18,969	18,157

Government solutions	24,127	23,297	22,698

Total revenue	299,652	283,689	270,161

Costs of services	202,340	190,842	181,399

Gross profit	97,312	92,847	88,762
GP %	32.5%	32.7%	32.9%
Flex GP %	29.6%	29.4%	29.6%

Selling, general & administrative expenses	79,275	78,503	70,367
Depreciation & amortization	2,536	2,462	2,659

Income from operations	15,501	11,882	15,736

Other expense, net	409	205	288

Income from continuing operations before income taxes	15,092	11,677	15,448

Income tax expense	6,113	4,729	6,173

Income from continuing operations	8,979	6,948	9,275

Loss from discontinued operations, net of income taxes	—	—	(7)

Net income	$8,979	$6,948	$9,268

Earnings per share - diluted	$0.27	$0.21	$0.26
Adjusted EBITDA per share	$0.55	$0.44	$0.51
Shares outstanding - diluted	33,130	33,859	36,243

Adjusted EBITDA	$18,337	$14,755	$18,415

Other information:
Capital expenditures	$2,389	$2,992	$1,568
Equity-based compensation expense, net	$200	$194	$23
Working capital	$102,580	$94,614	$98,199

Selected balance sheet information:
Cash and cash equivalents	$803	$1,064	$5,418
Accounts receivable, less allowances	$181,934	$164,713	$168,954
Total assets	$362,302	$345,169	$352,722
Bank debt	$53,411	$50,113	$—
Total liabilities	$198,064	$184,743	$135,985
Total stockholders’ equity	$164,238	$160,426	$216,737

Billing days	64	64	63

Kforce Inc.

Key Statistics

(Unaudited)

	Q3 2013	Q2 2013	Q3 2012

Total Firm

Flex revenue (000’s)	$287,408	$270,385	$257,790
Revenue per billing day (000’s)	$4,490	$4,225	$4,092
Sequential flex revenue change	6.3%	6.4%	-1.2%

Hours (000’s)	4,858	4,598	4,328
Flex GP %	29.6%	29.4%	29.6%

Search revenue (000’s)	$12,244	$13,304	$12,371

Placements	857	939	856
Average fee	$14,292	$14,166	$14,456

Billing days	64	64	63

Technology

Flex revenue (000’s)	$188,888	$175,213	$165,342
Revenue per billing day (000’s)	$2,951	$2,738	$2,625
Sequential flex revenue change	7.8%	7.6%	-0.4%

Hours (000’s)	2,854	2,688	2,520
Flex GP %	28.4%	27.8%	28.4%
Search revenue (000’s)	$4,694	$5,356	$5,235

Placements	295	336	337
Average fee	$15,907	$15,955	$15,536

Finance & Accounting

Flex revenue (000’s)	$54,791	$52,954	$51,661
Revenue per billing day (000’s)	$856	$827	$820
Sequential flex revenue change	3.5%	6.2%	-3.5%

Hours (000’s)	1,707	1,628	1,545
Flex GP %	30.3%	30.9%	30.9%

Search revenue (000’s)	$7,456	$7,900	$7,068

Placements	557	600	513
Average fee	$13,396	$13,156	$13,783

Health Information Management

Flex revenue (000’s)	$19,602	$18,921	$18,089
Revenue per billing day (000’s)	$306	$296	$287
Sequential flex revenue change	3.6%	2.0%	-8.5%

Hours (000’s)	297	282	263
Flex GP %	31.4%	32.8%	35.9%

Search revenue (000’s)	$94	$48	$68

Placements	5	3	6
Average fee	$18,643	$16,167	$11,384

Government Solutions

Flex revenue (000’s)	$24,127	$23,297	$22,698
Revenue per billing day (000’s)	$377	$364	$360
Sequential flex revenue change	3.6%	2.0%	5.4%
Flex GP %	36.1%	35.4%	30.5%

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Sept. 30, 2013		June 30, 2013		Sept. 30, 2012
	$	Per share	$	Per share	$	Per share

Net income	$8,979	$0.27	$6,948	$0.21	$9,268	$0.26
Loss from discontinued operations, net of income taxes	—	—	—	—	(7)	(0.00)

Income from continuing operations	$8,979	$0.27	$6,948	$0.21	$9,275	$0.26

Depreciation & amortization	2,536	0.08	2,462	0.07	2,659	0.07

Amortization of restricted stock	336	0.01	326	0.01	38	0.00

Interest expense and other	373	0.01	290	0.01	270	0.01

Income tax expense	6,113	0.18	4,729	0.14	6,173	0.17

Adjusted EBITDA	$18,337	$0.55	$14,755	$0.44	$18,415	$0.51

Weighted average shares outstanding - basic	32,985		33,754		36,204
Weighted average shares outstanding - diluted	33,130		33,859		36,243

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Adjusted EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. This measure should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. This measurement is not determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.